Exhibit 99.1

Willdan Group Reports

Fourth Quarter and Fiscal Year 2019 Results

Investment Community Conference Call Today at 5:30 p.m. Eastern Time

ANAHEIM, Calif. –March 5, 2020 – Willdan Group, Inc. (“Willdan”) (Nasdaq: WLDN), a provider of professional technical and consulting services, today reported financial results for its fourth quarter and fiscal year ended December 27, 2019 and provided its financial targets for fiscal 2020.

Fourth Quarter 2019 Summary

•	Consolidated contract revenue of $129.4 million, an increase of 49.7%
•	Net revenue of $61.0 million, an increase of 51.8%
•	Diluted earnings per share of $0.27, an increase of 145.5%
•	Adjusted diluted earnings per share of $0.97, an increase of 59.8%
•	Adjusted EBITDA of $13.8 million, an increase of 110.4%

Fiscal Year 2019 Summary

•	Consolidated contract revenue of $443.1 million, an increase of 62.8%
•	Net revenue of $199.5 million, an increase of 42.9%
•	Diluted earnings per share of $0.41, a decrease of 60.1%
•	Adjusted diluted earnings per share of $2.27, an increase of 9.7%
•	Adjusted EBITDA of $37.7 million, an increase of 48.4%

For the fourth quarter of 2019, Willdan reported consolidated contract revenue of  $129.4 million and net income of $3.2 million, or  $0.27 per diluted share. This compares with consolidated contract revenue of $86.4 million and net income of $1.2 million, or $0.11 per diluted share, for the fourth quarter of 2018. For the fourth quarter of 2019, Net Revenue, defined as revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), was $61.0 million, an increase of 51.8% compared to the same period in fiscal year 2018.

“This quarter was by far the strongest performance in Willdan’s history,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer. “We continued to ramp up our business in Q4 and completed 2019 with 62.8% revenue growth over last year. As we execute on large market opportunities in California and New York, utilize the synergies we’ve created through our recent acquisitions, and leverage our expanded geographic presence and breadth of services, we believe we are well positioned for continued growth through fiscal 2020 and beyond.”

Fourth Quarter 2019 Financial Highlights

Consolidated contract revenue for the fourth quarter of 2019 was  $129.4 million, an increase of 49.7% from $86.4 million for the fourth quarter of 2018. Consolidated contract revenue for the Energy segment was $112.8 million for the fourth quarter of 2019,  an increase of 66.7% from the fourth quarter of 2018, which was primarily due to incremental revenue from the acquisitions of Lime Energy Co. (“Lime Energy”), The Weidt Group Inc. (“The Weidt Group”), Onsite Energy Corporation (“Onsite Energy”), and Energy and Environmental Economics, Inc. (“E3, Inc.”), collectively referred to as “the acquisitions”. Contract revenue for the Engineering and Consulting segment was $16.6 million, a decrease of 11.4% from the fourth quarter of 2018, primarily due to lower subcontracted revenue.

Net Revenue for the fourth quarter of 2019 was $61.0 million, an increase of 51.8% from $40.2 million for the fourth quarter of 2018. The increase was primarily due to incremental revenue from the acquisitions. Net Revenue in the Energy segment was $47.1 million for the fourth quarter of 2019,  an increase of 84.5% over the same period last year.  Net Revenue in the Engineering and Consulting segment was $13.9 million for the fourth quarter of 2019, a decrease of 5.2% over the same period last year.

Direct costs of contract revenue were $86.2 million for the fourth quarter of 2019,  an increase of 44.9%, from $59.5 million for the fourth quarter of 2018. The increase was primarily related to incremental direct costs from the acquisitions.

Total general and administrative expenses for the fourth quarter of 2019 was $37.7 million, an increase of 49.0% from $25.3 million for the fourth quarter of 2018, driven primarily by increased costs related to personnel, facilities, and amortization expenses as a result of our recent acquisitions.

Interest expense was $1.3 million for the fourth quarter of 2019, compared to $0.6 million for the fourth quarter of 2018.  The increase in interest expense was primarily attributable to debt incurred to finance the acquisitions.

We recorded an income tax expense of $1.2 million in the fourth quarter of 2019, compared to income tax benefit of $0.1 million for the prior year period. The income tax expense recorded for the fourth quarter of 2019 was primarily attributable to incremental income before taxes from our operations.

Net income for the fourth quarter of 2019 was $3.2 million, or $0.27 per diluted share, as compared to net income of $1.2 million, or $0.11 per diluted share, for the fourth quarter of 2018.  The increase in operating performance was primarily driven by lower direct costs of contract revenue, measured as a percentage of contract revenue.  Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the fourth quarter of 2019 was $11.5 million, or $0.97 per diluted share, as compared to Adjusted Net Income of $6.7 million, or $0.61 per diluted share, for the fourth quarter of 2018.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $13.8 million for the fourth quarter of 2019,  an increase of 110.4% from $6.6 million for the fourth quarter of 2018.

Fiscal Year 2019 Financial Highlights

Consolidated contract revenue for fiscal year 2019 was $443.1 million, an increase of 62.8% from $272.3 million for fiscal year 2018. Consolidated contract revenue for the Energy segment was $370.7 million for fiscal 2019,  an increase of 88.3%, which was primarily due to incremental revenue from the acquisitions. Consolidated contract revenue for the Engineering and Consulting segment was $72.4 million, a decrease of 4.0% from fiscal 2018, primarily due to lower subcontracted revenue.

Net Revenue for fiscal 2019 was $199.5 million, an increase of 42.9% from $139.6 million for fiscal 2018. The increase was primarily due to incremental revenue from the acquisitions. Net Revenue in the Energy segment was $142.9 million for fiscal 2019,  an increase of 73.7% over the same period last year. Net Revenue in the Engineering and Consulting segment was $56.6 million for fiscal 2019,  which remained consistent with the same period last year.

Direct costs of contract revenue were $308.1 million for fiscal 2019,  an increase of 71.9%, from $179.3 million for fiscal 2018. The increase was primarily as a result of the increased use of subcontractors and higher material content in projects associated with the acquisitions.

Total general and administrative expenses for fiscal 2019 was $125.6 million, an increase of 56.6% from $80.2 million for fiscal 2018, driven primarily by increased costs related to personnel, facilities, and amortization expenses as a result of our recent acquisitions.

Interest expense was $4.9 million for fiscal 2019, compared with $0.7 million for fiscal 2018. The increase in interest expense was primarily attributable to debt incurred to finance the acquisitions.

We recorded an income tax benefit of $0.2 million for fiscal 2019, compared to income tax expense of $2.1 million for the prior year period. The income tax benefit recorded for fiscal 2019 was primarily attributable to various tax deductions and tax credits.

Net income for fiscal 2019 was $4.8 million, or $0.41 per diluted share, as compared to net income of $10.0 million, or $1.03 per diluted share, for fiscal 2018.  The decrease was primarily driven by higher intangible amortization. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for fiscal 2019 was $26.7 million, or $2.27 per diluted share, as compared to Adjusted Net Income of $20.2 million, or $2.07 per diluted share, for fiscal 2018.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $37.7 million for fiscal 2019,  compared to  $25.4 million for the fiscal 2018.

Balance Sheet

Willdan reported $57.5 million in accounts receivable, net at December 27, 2019, as compared to $61.3 million at December 28, 2018.  The reduction in accounts receivable, net was due to high conversion from accounts receivable to cash. Cash flow from operations was $11.6 million during fiscal 2019, compared with $7.6 million during fiscal 2018.

Financial Targets

Willdan provided the following financial targets for fiscal 2020:

•	Net Revenue* of $215 million to $230 million
•	Adjusted Diluted EPS* of $2.47 to $2.60
•	Effective tax rate of approximately 17%
•	Diluted share count of 12.0 million shares
•	Depreciation of approximately $4.1 million
•	Amortization of approximately $13.0 million
•	Stock-based compensation of approximately $19.8 million
•	Interest expense of approximately $4.5 million

*See “Use of Non-GAAP Financial Measures” below.

The financial targets above do not include the effects of any transaction(s) that have not been completed as of the date of this press release. Over the long-term, Willdan continues to target both organic and acquisitive Net Revenue growth of greater than 10%, resulting in total Net Revenue growth of greater than 20% per year.

Conference Call Details and Investor Report

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, March 5, 2020, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 888-204-4368 and providing conference ID 9767312.  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 9767312. The replay will be available through March  19, 2020.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze Willdan’s business trends and performance because it substantially measures the work performed by Willdan’s employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to Willdan’s clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of Willdan’s business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of Willdan’s business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release. A reconciliation of targeted contract revenue for 2020 as reported in accordance with GAAP to targeted Net Revenues for fiscal 2020, which is a forward-looking non-GAAP financial measure, is not provided because Willdan is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty of predicting the subcontractor services and other director costs that are subtracted from contract revenues in order to derive Net Revenues. While subcontractor costs have increased recently, subcontractor costs can vary significantly from period to period. Subcontractor costs and other direct costs have been 52.8% and 55.0% of contract revenue for the quarter ended December 27, 2019 and fiscal year 2019 and 53.5% and 48.7% for the quarter ended December 28, 2018 and fiscal year 2018, respectively.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment, is a non-GAAP financial measure. Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, each net of tax, is a non-GAAP financial measure.

“Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, each net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure. Adjusted Net Income and Adjusted Diluted EPS are supplemental measures used by Willdan’s management to measure its operating performance. Willdan believes Adjusted Net Income and Adjusted Diluted EPS are useful because they allow Willdan’s management to more closely evaluate and explain the operating results of Willdan’s business by removing certain non-operating expenses. Reconciliations of net income as reported in accordance with GAAP to Adjusted Net Income and diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS are provided at the end of this press release.

Willdan’s definitions of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS have limitations as analytical tools and may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue, net income and diluted EPS.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding Willdan’s targets for fiscal year 2020, Willdan’s ability to capitalize on increased energy efficiency spending in large markets and expected benefits from the acquisitions.  All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from its expectations include, but are not limited to,  Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy services market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts and to compete effectively for contracts awarded through bidding processes, Willdan’s ability to successfully integrate its acquisitions, including its acquisitions of Lime Energy,  The Weidt Group, Onsite Energy, and E3, Inc.,  and execute on its growth strategy, Willdan’s ability to make principal and interest payments as they come due and comply with financial and other covenants in its credit agreement, and Willdan’s ability to obtain financing and to refinance its outstanding debt as it matures.

The above is not a complete list of factors or events that could cause actual results to differ from Willdan’s expectations, and Willdan cannot predict all of them. All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 27, 2019, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	December 27,	December 28,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$5,452	$15,259
Accounts receivable, net of allowance for doubtful accounts of $1,147 and $442 at December 27, 2019 and December 28, 2018, respectively	57,504	61,346
Contract assets	101,418	51,851
Other receivables	4,845	1,893
Prepaid expenses and other current assets	6,254	5,745
Total current assets	175,473	136,094
Equipment and leasehold improvements, net	12,051	7,998
Goodwill	127,647	97,748
Right-of-use assets	22,297	—
Other intangible assets, net	76,837	44,364
Other assets	16,296	2,386
Deferred income taxes, net	9,312	12,321
Total assets	$439,913	$300,911
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$34,000	$36,829
Accrued liabilities	67,615	37,401
Contingent consideration payable	5,155	3,113
Contract liabilities	5,563	5,075
Notes payable	13,720	8,572
Finance lease obligations	375	320
Lease liability	5,550	—
Total current liabilities	131,978	91,310
Contingent consideration payable	4,891	1,616
Notes payable	116,631	62,214
Finance lease obligations, less current portion	191	224
Lease liability, less current portion	18,411	—
Deferred lease obligations	—	724
Other noncurrent liabilities	533	534
Total liabilities	272,635	156,622

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000 shares authorized; 11,497 and 10,968 shares issued and outstanding at December 27, 2019 and December 28, 2018, respectively	115	110
Additional paid-in capital	132,547	114,008
Accumulated other comprehensive loss	(396)	—
Retained earnings	35,012	30,171
Total stockholders’ equity	167,278	144,289
Total liabilities and stockholders’ equity	$439,913	$300,911

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 27,	December 28,	December 27,	December 28,
	2019	2018	2019	2018

Contract revenue	$129,416	$86,438	$443,099	$272,252

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	17,806	13,230	64,485	46,588
Subcontractor services and other direct costs	68,393	46,240	243,641	132,693
Total direct costs of contract revenue	86,199	59,470	308,126	179,281

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	20,136	13,373	66,303	45,248
Facilities and facility related	2,499	1,513	8,568	5,600
Stock-based compensation	3,964	1,831	12,112	6,262
Depreciation and amortization	3,719	2,768	15,027	6,060
Other	7,370	5,804	23,600	17,030
Total general and administrative expenses	37,688	25,289	125,610	80,200
Income from operations	5,529	1,679	9,363	12,771

Other income (expense):
Interest expense, net	(1,301)	(625)	(4,900)	(700)
Other, net	162	54	193	90
Total other expense, net	(1,139)	(571)	(4,707)	(610)
Income before income taxes	4,390	1,108	4,656	12,161

Income tax (benefit) expense	1,188	(93)	(185)	2,131
Net income	3,202	1,201	4,841	10,030

Other comprehensive income:
Net unrealized loss on derivative contracts	84	—	(396)	—
Comprehensive income	$3,286	$1,201	$4,445	$10,030

Earnings per share:
Basic	$0.28	$0.11	$0.43	$1.08
Diluted	$0.27	$0.11	$0.41	$1.03

Weighted-average shares outstanding:
Basic	11,357	10,662	11,162	9,264
Diluted	11,913	11,217	11,766	9,763

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended
	2019	2018
Cash flows from operating activities:
Net income	$4,841	$10,030
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,472	6,211
Deferred income taxes, net	(209)	(2,890)
(Gain) loss on sale/disposal of equipment	(8)	(12)
Provision for doubtful accounts	1,051	470
Stock-based compensation	12,112	6,262
Accretion and fair value adjustments of contingent consideration	(302)	(1,426)
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	11,627	3,177
Contract assets	(34,598)	(11,539)
Other receivables	(2,714)	4,081
Prepaid expenses and other current assets	(343)	(154)
Other assets	(6,520)	(778)
Accounts payable	(6,294)	(1,583)
Accrued liabilities	16,761	(1,945)
Contract liabilities	315	(2,272)
Right-of-use assets	430	(64)
Net cash provided by operating activities	11,621	7,568
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(6,637)	(2,105)
Proceeds from sale of equipment	45	59
Cash paid for acquisitions, net of cash acquired	(71,756)	(124,344)
Net cash used in investing activities	(78,348)	(126,390)
Cash flows from financing activities:
Payments on contingent consideration	(1,381)	(4,296)
Payments on notes payable	(1,842)	(477)
Payments on debt issuance costs	(709)	(1,300)
Proceeds from notes payable	—	1,805
Borrowings under term loan facility and line of credit	138,000	70,000
Repayments under term loan facility and line of credit	(78,000)	(2,500)
Principal payments on finance leases	(639)	(367)
Proceeds from stock option exercise	931	668
Proceeds from sales of common stock under employee stock purchase plan	1,740	1,300
Proceeds from equity raise	—	55,266
Shares used to pay taxes on stock grants	(2,880)	(442)
Proceeds from unregistered sales of equity	1,700	—
Net cash provided by (used in) financing activities	56,920	119,657
Net increase (decrease) in cash and cash equivalents	(9,807)	835
Cash and cash equivalents at beginning of period	15,259	14,424
Cash and cash equivalents at end of period	$5,452	$15,259
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$4,169	$494
Income taxes	4,052	3,163
Supplemental disclosures of noncash investing and financing activities:
Issuance of common stock related to business acquisitions	—	—
Contingent consideration related to business acquisitions	—	943
Other working capital adjustment	—	63
Equipment acquired under finance leases	661	462

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 27,	December 28,	December 27,	December 28,
	2019	2018	2019	2018
Consolidated
Contract revenue	$129,416	$86,438	$443,099	$272,252
Subcontractor services and other direct costs	68,393	46,240	243,641	132,693
Net Revenue	$61,023	$40,198	$199,458	$139,559

Energy segment
Contract revenue	$112,806	$67,689	$370,716	$196,832
Subcontractor services and other direct costs	65,662	42,132	227,814	114,545
Net Revenue	$47,144	$25,557	$142,902	$82,287

Engineering and Consulting segment
Contract revenue	$16,610	$18,749	$72,383	$75,420
Subcontractor services and other direct costs	2,731	4,108	15,827	18,148
Net Revenue	$13,879	$14,641	$56,556	$57,272

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 27,	December 28,	December 27,	December 28,
	2019	2018	2019	2018
Net income	$3,202	$1,201	$4,841	$10,030
Interest expense	1,301	625	4,900	700
Income tax expense (benefit)	1,188	(93)	(185)	2,131
Stock-based compensation	3,964	1,831	12,112	6,262
Interest accretion (1)	238	(712)	(302)	(1,425)
Depreciation and amortization	3,848	2,820	15,472	6,211
Transaction costs (2)	101	906	886	1,527
(Gain) Loss on sale of equipment	(3)	—	(8)	(14)
Adjusted EBITDA	$13,839	$6,578	$37,716	$25,422

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contingent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(in thousands, except per share amounts)

(Non-GAAP Measure)

	Three Months Ended		Year Ended
	December 27,	December 28,	December 27,	December 28,
	2019	2018	2019	2018
Net income	$3,202	$1,201	$4,841	$10,030
Adjustment for stock-based compensation	3,964	1,831	12,112	6,262
Tax effect of stock-based compensation	587	154	(1,369)	(1,097)
Adjustment for intangible amortization	2,691	2,340	11,621	4,488
Tax effect of intangible amortization	830	196	(1,313)	(786)
Adjustment for transaction costs	101	906	886	1,527
Tax effect of transaction costs	88	76	(100)	(268)
Adjusted Net Income	$11,463	$6,704	$26,678	$20,156

Diluted weighted-average shares outstanding	11,913	11,217	11,766	9,763

Diluted earnings per share	$0.27	$0.11	$0.41	$1.03
Impact of adjustment:
Stock-based compensation per share	0.33	0.16	1.03	0.64
Tax effect of stock-based compensation per share	0.05	0.02	(0.12)	(0.11)
Intangible amortization per share	0.23	0.21	0.99	0.46
Tax effect of intangible amortization per share	0.07	0.02	(0.11)	(0.08)
Transaction costs per share	0.01	0.08	0.08	0.16
Tax effect of transaction costs per share	0.01	0.01	(0.01)	(0.03)
Adjusted Diluted EPS	$0.97	$0.61	$2.27	$2.07

Willdan Group, Inc. and Subsidiaries

Reconciliation of Diluted EPS to Adjusted Diluted EPS Target

(in thousands, except per share amounts)

(Non-GAAP Measure)

	2020
	High	Low
Net income	$3,976	$2,376
Adjustment for stock-based compensation	19,800	19,800
Tax effect of stock-based compensation	(3,366)	(3,366)
Adjustment for intangible amortization	13,000	13,000
Tax effect of intangible amortization	(2,210)	(2,210)
Adjustment for transaction costs	—	—
Tax effect of transaction costs	—	—
Adjusted Net Income	$31,200	$29,600

Diluted weighted-average shares outstanding	12,000	12,000

Diluted earnings per share	$0.33	$0.20
Impact of adjustment:
Stock-based compensation per share	1.65	1.65
Tax effect of stock-based compensation per share	(0.28)	(0.28)
Intangible amortization per share	1.08	1.08
Tax effect of intangible amortization per share	(0.18)	(0.18)
Transaction costs per share	—	—
Tax effect of transaction costs per share	—	—
Adjusted Diluted EPS	$2.60	$2.47

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Or

Investor/Media Contact

Financial Profiles, Inc.

Tony Rossi

Tel: 310-622-8221

trossi@finprofiles.com